June 28, 2013

Timothy Barabe
1855 Jones Street
San Francisco, CA 94109

Re:    Separation Agreement

Dear Tim:
This letter, upon your signature, will constitute the Separation Agreement (this “Agreement”) between you and Affymetrix, Inc. (“Affymetrix”), on the terms of your separation from employment with Affymetrix.
1.Termination Date. This is to inform you that your employment is terminated, effective 6/30/2013 (hereinafter “Termination Date”).
2.Final salary; COBRA. Regardless of whether you accept this Agreement, you will be paid on or before your Termination Date the balance of your earned salary.
As of your Termination Date, you will no longer be eligible to participate in any of Affymetrix’s benefit or compensation plans, except as provided by law or the terms of the applicable plans. Information regarding your rights to continuation of your health insurance coverage under the terms of COBRA will be sent to you under separate cover. To the extent that you have such rights, nothing in this Agreement will impair them.
3.At-Will Employment; Your employment remains at-will and nothing contained in this Separation Agreement is intended to create or imply any contrary policy. Either you or the company may terminate your employment at any time, with or without cause or notice. If, however, the Company terminates your employment before the Termination Date for reasons other than Cause (as defined below), you will remain eligible for Severance, payment of your COBRA premiums (unless you are or become eligible for other health insurance benefits at the expense of another employer). If you are terminated for Cause, you will receive only your unpaid wages through termination, any accrued and unused vacation, any notice pay and any ESPP contributions withheld thus far for the current purchase period (if applicable), subject to standard payroll deductions and withholdings. For purposes of this Separation Agreement, termination for “Cause” shall mean termination because of: (a) an act by you that constitutes misconduct; (b) a breech by you of a provision of this Separation Agreement; (c) a violation by you of any law or regulation relating to the business of Affymetrix; (d) a failure or refusal to perform the duties assigned to you; or (e) a breach of the Confidentiality and Invention Agreement. In the event of early termination (by either you or the Company for any reason), all benefits will terminate.
4.Status as of Termination Date; return of company property; payment of amounts owed on corporate credit card; reimbursement of expenses. As of your Termination Date, you will no longer represent to anyone that you are still an employee of Affymetrix and will not say or do anything purporting to bind Affymetrix or any of its affiliates. As of your Termination Date, you will return to Affymetrix any building key, security pass, or other access or identification cards (including any business cards) and any company property that is currently in your possession, including any documents, credit cards, computer equipment and mobile phones. By no later than ten days after your Termination Date, you will clear all expense accounts and pay all amounts owed on any corporate credit card(s) that Affymetrix previously issued to you. Affymetrix will reimburse you in accordance with its existing policies for any legitimate expenses you incurred on company business prior to the effective date of your termination.
5.Severance benefits. Although you are not otherwise entitled to them, in consideration of your acceptance of this Agreement, Affymetrix will provide to you the following severance benefits:

a.
Payable ten business days after the effective date of this Agreement; a severance equal to one year’s annual salary of $393,000, payable by acceleration of all restricted stock awards and restricted stock units outstanding as of June 28, 2013 and in cash. Your accelerated equity awards will be valued at the closing price of the Affymetrix common stock on June 28, 2013. If the total value of your equity awards accelerated is less than $393,000, then the balance shall be payable in cash; and

b.	Payment of your COBRA premium for the first 12 months if you elect COBRA and are eligible for coverage

Additionally, you agree that the severance benefits to be paid under this Agreement are due solely from the Company and that Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. ("Insperity") has no obligation to pay the severance benefits even though payment may be processed through Insperity.
6.Release of claims.
a.On behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that you ever had, now have or might have as of the effective date of this Agreement against Affymetrix, its predecessors, subsidiaries, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns. These released claims include, without limitation, any claims arising from or related to your employment with Affymetrix and the termination of your employment with Affymetrix. The released claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Family & Medical Leave Act, the Employee Retirement Income Security Act, the law of contract and tort, the federal WARN Act and its California counterpart, the California Constitution and the California Labor Code, and all claims for compensation, bonuses, severance pay, sick pay, vacation pay, stock, expenses, costs and attorney’s fees.
b.You also waive and release and promise never to assert any such claims, even if you do not now know or believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.Confidentiality of company information. You acknowledge that in connection with your employment with Affymetrix you have received certain trade secrets, and non-public, confidential and proprietary business, financial and other information concerning Affymetrix, its customers, affiliates, and the like. You will maintain as confidential all such information, including all business plans, financial statements, budgets, projections, marketing information, customer lists, prospective customer information, technology, know-how, and intellectual property, whether in written, oral or other form. You agree that the foregoing information is strictly confidential, and will not disclose this information to any third parties or make use of it in any way.
8.Non-disparagement. You will not disparage Affymetrix, any of its affiliates, related entities or any past or present officers, directors or employees of Affymetrix, and will not say or do anything that damages or impairs in any way the business organization, goodwill, or reputation of Affymetrix or any of its affiliates or related entities.
9.Cooperation with information requests by Affymetrix. Upon request by Affymetrix, you will cooperate to the extent necessary to protect the interests of Affymetrix or any of its subsidiaries, affiliates, or other related entities, including without limitation, in providing any information that you have about Affymetrix’s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential future litigation which may arise as to which you have any relevant information.
10.Non-solicitation. You acknowledge that Affymetrix has certain valuable and proprietary information which amounts to a protected “trade secret” under applicable state laws.  You agree that you will not misuse, misappropriate or disclose any such trade secrets in order to solicit, divert, or take away customers, affiliates, contracts or employees from Affymetrix.
11.Remedies in event of breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, Affymetrix will be entitled to immediate return of any and all benefits paid to you under this Agreement and to obtain injunctive relief and all other relief provided by law or equity. All other duties and obligations under this Agreement, however, including your waivers and releases, will remain in full force and effect.
12.Arbitration. The parties agree that any and all disputes arising out of this Agreement or the matters herein released, including all disputes arising out of your employment with Affymetrix, the termination of your employment, or any other related matter will be resolved by final and binding arbitration under the Employment Dispute Resolution Rules of the American Arbitration Association. This arbitration remedy will be exclusive. To invoke the arbitration remedy, the complaining party must give notice in writing to the other party and to the American Arbitration Association of his or its intention to arbitrate within the statute of limitations applicable to the controversy and must first submit the matter to a non-binding mediation before a mediator agreed upon by the parties. The arbitrator will have the authority to grant the same remedies that could be awarded by a court of competent jurisdiction. The arbitrator will issue findings of fact and conclusions of law supporting the award. Any arbitration will be held in Santa Clara.
13.Integrated agreement. Except as set forth in this Agreement, there are no representations, promises, agreements or understandings between you and Affymetrix about or pertaining to the separation of your employment with Affymetrix, or Affymetrix’s obligations to you with respect to your employment or any other matter mentioned above. This Separation Agreement therefore supersedes any prior written or oral representations, promises, agreements and understandings regarding any the subject matter of this Agreement.

14.Governing law. This Agreement will in all respects be interpreted and governed under the laws of the State of California.
15.Severability. If any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the extent permitted by law and the remainder of this Agreement shall remain in full force and effect.
16.Consideration and acceptance of Agreement; Effective Date of Agreement. You have 45 days to consider and accept the terms of this Agreement (although you may accept it at any time within those 45 days). Once signed, please send the Agreement to the attention of Anna Gregorio, HR Representative, at Affymetrix’s address shown on this first page of this Agreement. The date of your signature will constitute the “effective date” of this Agreement.
17.Age Discrimination Claims. You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, in accordance with that section, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent and acknowledge that you understand the following: (a) you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Release; (b) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein; (c) you will be given an opportunity to consider fully the terms of this Release for forty five (45) days, although you are not required to wait forty five (45) days before signing this Release; (d) you have been advised to consult with an attorney of your choosing before signing this Release; (e) you understand you have seven (7) days after you sign this Release in which to revoke this Release, which can be done by sending a certified letter to that effect to Affymetrix. If you do not revoke during the seven-day revocation period, this Agreement will take effect on the eighth (8th) day after the date you the sign the Agreement.
18.Compensation. As of the date of your signature below, you believe that you have received all wages, salary, compensation and benefits owed to by Affymetrix and that (other than the severance referenced herein) you do not believe that any further compensation is owed to you. As of the date of your signature below, you have no employment-related claims pending against Affymetrix and have no intention of commencing such claims in the future.  You further acknowledge that you have not assigned any claims arising out of your employment to any third party.

We wish you every success in your future endeavors.
Sincerely,

/s/ Camellia Ngo

Camellia Ngo
SVP, Human Resources
Affymetrix, Inc.

By signing this letter, I acknowledge that I have carefully reviewed and considered this Separation Agreement; that I fully understand all of its terms; and that I voluntarily agree to them.

Date: 6/28/13________        /s/ Timothy Barabe
Timothy Barabe